EXHIBIT 10.1

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CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into by and between Jesse Chew (“CONSULTANT”) and Accuray Incorporated (“ACCURAY”), effective as of September 19, 2025 (“Effective Date”).

W I T N E S S E T H

WHEREAS, CONSULTANT’s employment with ACCURAY ended effective September 19, 2025;

WHEREAS, CONSULTANT has training, expertise and prior experience in acting as the SVP, Chief Legal Officer of ACCURAY with responsibility for, among other things, Legal and Human Resources;

WHEREAS, ACCURAY desires to retain CONSULTANT to provide the consulting services specified in this Agreement; and

WHEREAS, CONSULTANT desires to provide consulting services for the benefit of ACCURAY and its related entities using CONSULTANT’s knowledge, skills, experience and abilities;

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I -
SERVICES TO BE PROVIDED
A.
Nature of Services. CONSULTANT shall provide (i) transition services for ACCURAY’s Chief Executive Officer (“CEO”) and management team, including Chief Human Resources Officer (“CHRO”) and Vice President, Associate General Counsel (“VP, AGC”); (ii) Accuray LLC project management, including supporting contract and other related transitions required by ACCURAY’s credit facility; (iii) annual stockholder meeting preparation; (iv) contracts management system implementation; (v) assistance with preparations and materials for ACCURAY’s Board of Directors, Nominating and Corporate Governance Committee and Compensation Committee meetings; and (vi) other special projects as may be reasonably assigned by the CEO, CHRO or VP, AGC (collectively, “Services”). Services shall not, however, include legal advice.
B.
Right of Control. CONSULTANT shall have exclusive control over the means, manner, methods and processes by which the Services are performed.
C.
Exclusive Services. In order to ensure that CONSULTANT is available to provide, and to devote CONSULTANT’S undivided attention and effort in providing, the Services as required by ACCURAY, and to ensure compliance with the obligations in Article IV of this Agreement, CONSULTANT agrees that CONSULTANT will not accept any employment or engage in any other consulting, business and/or commercial activities with the following entities: Varian Medical Systems, Elekta AB, Siemens AG, Brainlab AG, RaySearch Laboratories, Zap Surgical Systems, Inc., RefleXion Medical, Inc., Best Medical, Rotary Systems, or any of

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their respective affiliates (the “Prohibited Entities”) without the approval of ACCURAY’s Chief Executive Officer. In addition, in the event CONSULTANT intends to provide services related in any way to radiation oncology, including radiosurgery or radiation therapy, during the Term of this Agreement to any entity other than a Prohibited Entity, CONSULTANT shall notify ACCURAY’s Chief Executive Officer to get approval, which approval shall not be unreasonably withheld.
ARTICLE II -
COMPENSATION FOR SERVICES
A.
Consulting Consideration. As consideration for CONSULTANT’s performance of the Services, ACCURAY shall provide CONSULTANT with a monthly retainer of $20,000 for each month during the Term (prorated for the month of September) payable on the 5th of every month.
B.
Equity.
(a)
No Additional Equity. No equity will be granted under this Agreement to CONSULTANT.
(b)
Existing Equity. With respect to CONSULTANT’s outstanding ACCURAY equity awards, such equity awards shall continue to vest and remain outstanding in accordance with the terms thereof during the Term.
C.
No Reimbursement of Expenses. ACCURAY will not reimburse CONSULTANT for any out-of-pocket expenses. CONSULTANT will, however, be able to retain CONSULTANT’s ACCURAY issued laptop and cellular phone to perform the Services.
D.
Tax Obligations. CONSULTANT understands and agrees that all compensation to which CONSULTANT is entitled under the Agreement shall be reported on an IRS Form 1099, and that CONSULTANT is solely responsible for all income and/or other tax obligations, if any, including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement.
E.
No Benefits. CONSULTANT understands and agrees that since CONSULTANT is no longer an employee of ACCURAY, CONSULTANT shall not be entitled to participate in ACCURAY employee benefits plans or receive any benefits provided to employees of ACCURAY, including, but not limited to participation in retirement savings or benefit plans, bonus plans and/or stock option plans beyond CONSULTANT’s participation during CONSULTANT’s employment by ACCURAY; holidays off with pay; vacation time off with pay; paid leaves of absence of any kind; and insurance coverage of any kind, specifically including, but not limited to, medical and dental insurance, workers’ compensation insurance and state disability insurance, but excluding any insurance coverage CONSULTANT may be entitled to that extend, pursuant to its terms, through the last day of the month in which CONSULTANT ceased to be an employee of ACCURAY, which insurance coverage will terminate as of the last day of such month.

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ARTICLE III -
TERM AND TERMINATION
A.
Term of Agreement. This Agreement shall continue in full force and effect from the Effective Date and end on December 31, 2025, unless earlier terminated pursuant to subsection B or C below (the “Term”).
B.
Termination for Convenience. Either party may terminate this Agreement for convenience only with the written consent of the other party.
C.
Termination for Material Breach. Either party may terminate this Agreement immediately upon written notice to the other party in the event of a material breach of this Agreement by the other party, provided that the breaching party fails to cure such breach within thirty (30) days after receipt of written notice specifying the nature of the breach in reasonable detail from the non-breaching party.

ARTICLE IV -- PROPRIETARY RIGHTS

A. No Impediments to Providing Consulting Services. CONSULTANT represents that CONSULTANT is not party to any agreement with any individual or business entity, including any relating to protection of alleged trade secrets or confidential business information that would prevent CONSULTANT from providing the Services or that would be violated by the providing of the Services.

B. Confidential and Proprietary Information. CONSULTANT acknowledges that the post-employment terms of the ACCURAY Employee Invention Assignment and Confidentiality Agreement and any offer letter between ACCURAY and CONSULTANT that existed before this Agreement and any release agreement that may be entered into between ACCURAY and CONSULTANT, remain in full force and effect, specifically including the prohibitions against using or disclosing any of ACCURAY’s trade secrets or proprietary and/or confidential information learned while employed by ACCURAY. CONSULTANT also acknowledges that during the Term, CONSULTANT will have access to and learn additional confidential information and/or trade secrets regarding the business of ACCURAY and its related entities, including, but not limited to, radiosurgery and radiation therapy devices, and various other business, financial, technical and employee information (collectively, “Confidential and Proprietary Information”).

C. Restrictions on Use and Disclosure of Confidential and Proprietary Information. In addition to the confidential information obligations that continue from the period of CONSULTANT’s employment with ACCURAY, CONSULTANT agrees to hold all Confidential and Proprietary Information in trust and in the strictest of confidence, and to protect the Confidential and Proprietary Information from disclosure, and to only use such Confidential and Proprietary Information as required to perform the Services hereunder. CONSULTANT further agrees that CONSULTANT will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential and Proprietary Information to any third party without the prior written consent of ACCURAY, which may be withheld in its absolute discretion.

D. Return of Property. CONSULTANT agrees not to remove any property of ACCURAY or its related entities from their premises without express permission, and to return all

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such property, including computer data, written materials provided to or obtained during the term of this Agreement, customer and supplier address lists, and any other items of value at the time this Agreement is terminated.

E. Violations. CONSULTANT agrees that ACCURAY and its related entities would be irreparably harmed by any actual or threatened violation of the promises in this Article IV, and therefore, that, in addition to other remedies, ACCURAY and its related entities will be entitled to an injunction prohibiting CONSULTANT from committing any such violations.

ARTICLE V -- MISCELLANEOUS PROVISIONS

A. Independent Contractor Status. CONSULTANT understands and agrees that CONSULTANT is an independent contractor and not an employee of ACCURAY and that CONSULTANT shall not become an employee of ACCURAY by virtue of the performance of the services called for under this Agreement.

B. No Office Space. CONSULTANT understands and agrees that CONSULTANT will not be provided with a regular office at ACCURAY.

C. Subconsultants and Other Contractors. CONSULTANT is not authorized to engage the services of subconsultants, vendors or other contractors on behalf of ACCURAY or its related entities, unless CONSULTANT has obtained written authorization from ACCURAY to do so in advance. To the extent such advance authorization has been obtained, ACCURAY will pay for the services provided by such subconsultants, vendors and/or other contractors.

D. No Purchases. CONSULTANT shall not purchase materials or supplies for the accounts of ACCURAY or its related entities, or otherwise hold CONSULTANT out as being authorized to make purchases for which ACCURAY or its related entities would be billed directly by the seller of the materials or supplies, unless such purchase is authorized in writing by ACCURAY in advance.

E. Compliance with Governmental Requirements. CONSULTANT will maintain in force and/or secure all required licenses, permits, certificates and exemptions necessary for the performance of CONSULTANT’s services under this Agreement, and at all times shall comply with all applicable federal, state and local laws, regulations and orders.

F. Indemnification. CONSULTANT shall indemnify and hold ACCURAY and its related entities, and the directors, officers, agents, representatives and employees of all such entities, harmless from and against any and all liabilities, losses, damages, costs, expenses, causes of action, claims, suits, legal proceedings and similar matters, including without limitation reasonable attorneys’ fees, resulting from or arising out of the failure of CONSULTANT or any of CONSULTANT’s employees to comply with and perform fully the obligations hereunder, or resulting from any act or omission on the part of CONSULTANT, provided however that the indemnification shall not apply to any good faith action on the part of the CONSULTANT that is within the scope of this Agreement. If any cause of action, claim, suit or other legal proceeding is brought against CONSULTANT in connection with any services rendered under this Agreement, CONSULTANT shall promptly notify ACCURAY upon learning of any such proceeding.

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G. Notices. Any and all notices and other communications hereunder shall have been deemed to have been duly given when delivered personally or by e-mail during normal business hours, or 24 hours after being emailed outside of normal business hours or mailed, certified or registered mail, return receipt requested, postage prepaid, in the English language, to the addresses set forth below the signatures of the parties hereto or to such other address as either of the parties hereto may from time-to-time designate to the other party in writing.

H. Waiver. No purported waiver by either party hereto of any provision of this Agreement or of any breach thereof shall be deemed a waiver of such provision or breach unless such waiver is in writing signed by the party making such waiver. No such waiver shall be deemed to be a subsequent waiver of such provision or waiver of any subsequent breach of the same or any other provision hereof.

I. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

J. Arbitration. This Agreement shall in all respects be interpreted and governed by and under the laws of the State of California. Any dispute between the parties hereto, including any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement or any law, will be resolved in accordance with the arbitration provisions set forth in CONSULTANT’s executive employment agreement with ACCURAY. This section shall not restrict the right of ACCURAY to go to court seeking injunctive relief for a violation of Article IV of this Agreement, pending the outcome of an arbitration proceeding.

K. Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties hereto, whether written or oral, pertaining to the subject matter hereof. No change in, modification of, or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by each of the parties hereto subsequent to the execution of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date set forth above.

_/s/ Jesse Chew_____________________ Jesse Chew	ACCURAY INCORPORATED
Date: September 19, 2025 Address: Most recent on file with the Company	By: _/s/ Suzanne Winter_________________ Name: Suzanne Winter Title: Chief Executive Officer Date: September 19, 2025 Address: 1240 Deming Way Madison, WI 53717